Entergy Corporation
639 Loyola Avenue
New Orleans, LA  70113

Exhibit 99.1

News
Release

Date:	January 22, 2008

For Release:	Immediate

Contact:	Mike Burns (Media) (504) 576-4238 mburns@entergy.com	Michele Lopiccolo (Investor Relations) (504) 576-4879 mlopicc@entergy.com

Entergy Provides Preliminary Fourth Quarter Earnings Guidance

New Orleans, La. - Entergy Corporation (NYSE: ETR) today indicated that it expects fourth quarter 2007 as-reported earnings of approximately $0.95 per share and fourth quarter operational earnings of approximately $1.10 per share. As-reported and operational results in fourth quarter 2006 were $1.27 per share and $0.79 per share, respectively.

As-reported results are prepared in accordance with generally accepted accounting principles and are comprised of operational earnings (described below) and special items. Fourth quarter 2007 as-reported results will include special items to reflect costs associated with the nuclear realignment initiative at Utility, Parent and Other and Entergy Nuclear. In fourth quarter 2006, special items totaling $0.48 per share were recorded for the following items:

    a loss at Entergy New Orleans, Inc. whose results were reported as a special item as it worked its way through a Chapter 11 bankruptcy filing a loss at Entergy's competitive retail business recorded as a special item given the sale of this business tax benefits on tax capital losses associated with winding up Entergy's position in Entergy-Koch, LP a gain on the sales of Entergy-Koch Trading and Gulf South Pipeline write-off of tax capital losses at Entergy's Non-Nuclear Wholesale Assets business

Fourth quarter 2007 operational earnings are expected to be higher compared to the fourth quarter 2006 results of $0.79 per share due to higher earnings at both Entergy Nuclear and Entergy's Non-Nuclear Wholesale Assets business, partially offset by lower results at Utility, Parent and Other. In addition, Entergy's results for the current period reflect the positive effect of accretion associated with the company's share repurchase program.

The quarter on quarter increase in earnings at Entergy Nuclear is attributed to higher revenue due to higher energy pricing and increased production made available by the addition of Palisades acquired in second quarter 2007, as well as lower income tax expense. These items were partially offset by higher operation and maintenance expense at Entergy Nuclear, primarily associated with including Palisades in the portfolio.

The quarter on quarter increase in earnings at Entergy's Non-Nuclear Wholesale Assets business was due primarily to lower income tax expense.

The quarter on quarter decrease in earnings at Utility, Parent and Other is attributed primarily to higher income tax expense and the absence of a positive regulatory settlement, the effects of which was included in fourth quarter 2006 results. Partially offsetting these items were higher revenue due primarily to warmer-than-normal weather in the current period compared to normal weather one year ago and higher transmission revenue, and an increase in recovery of capacity costs.

Entergy affirmed previously issued as-reported and operational earnings guidance for 2008 to be in the range of $6.50 to $6.90 per share.

A teleconference will be held on January 29, 2008 at 10:00 a.m. CT to discuss Entergy's fourth quarter 2007 earnings announcement, and may be accessed by dialing (719) 457-2080, confirmation code 8984015, no more than 15 minutes prior to the start of the call. The call and presentation slides can also be accessed via Entergy's Web site at www.entergy.com. A replay of the teleconference will be available for seven days thereafter by dialing (719) 457-0820, confirmation code 8984015.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.6 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Entergy has annual revenues of more than $10 billion and approximately 14,500 employees.

Additional investor information can be accessed online at

www.entergy.com/investor_relations

In this release, Entergy makes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Many factors could cause the actual results to differ materially than the forward-looking information provided. These factors are discussed in more detail in Entergy Corporation's 2006 Annual Report on Form 10-K including (a) Forward-Looking Information, (b) Item 1A. Risk Factors, and (c) Item 7. Management's Financial Discussion and Analysis and subsequent SEC filings.